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                                                                    Exhibit 12.1


               Calculation of Ratio of Earnings to Fixed Charges



                                                                   For the Year Ended

                                                                       December 31,

                                                                                                                     For the Six
                                                                                                                       Months
                                                                                                                     Ended June
                                         1999            2000            2001            2002            2003         30, 2004
                                       --------        --------        --------        --------        --------     --------------
                                                                        (000'S)

Fixed charges
    Interest expense on indebtedness   $    291        $    425        $    690        $    365        $    247      $    290
    Estimated interest expense
     within rental expense                  282             361             775           1,263           1,725           684
    Dividends on series A preferred
     stock                                    -               -               -               -             224           395
                                       --------        --------        --------        --------        --------      --------

        Total fixed charges                 573             786           1,465           1,628           2,196         1,369

Earnings (loss)
    Loss from continuing operations
     before income taxes                (18,124)        (46,717)        (73,984)        (56,142)        (66,042)      (30,253)
    Add: Fixed charges per above            573             786           1,465           1,628           2,196         1,369
    Less: Dividends on series A
     preferred stock                          -               -               -               -            (224)         (395)
                                       --------        --------        --------        --------        --------      --------
        Loss, as adjusted               (17,551)        (45,931)        (72,519)        (54,514)        (64,070)      (29,279)
                                       --------        --------        --------        --------        --------      --------
Coverage deficiency                    $(18,124)       $(46,717)       $(73,984)       $(56,142)       $(66,266)     $(30,648)
                                       ========        ========        ========        ========        ========      ========